EXHIBIT 10.1
Cooperation Agreement

This Cooperation Agreement is entered into this 18th  day of October, 2006 by and between More Energy Ltd., a company organized under the laws of Israel (“More”), and Israel Aircraft Industries Ltd., a company organized under the laws of Israel (“IAI”).

WHEREAS, More is in the business of developing and commercializing fuel cell technologies for various applications and is the exclusive representative of Oy Hydrocell, a company organized under the laws of Finland (“OY”) which also has developed a unique fuel cell capability;

WHEREAS, IAI is a leading international aerospace company with inter alia business units in the business of developing unmanned air vehicle systems (“UAV”);

WHEREAS the Parties are interested in carrying out programs for the development of fuel cell system solutions for electrically powered UAV Systems, beginning with a system feasibility and test program for a fuel cell system designed to achieve the Specification attached hereto as Annex 1 (the “Specification”), all in accordance with the terms and conditions set forth herein;

NOW THEREFORE, the Parties agree as follows:

1.	GENERAL PURPOSE

(A)  The Parties are interested in developing a fuel cell system for use as an electrical power supply for an unmanned air vehicle system generally with the characteristics set froth in Annex I hereto (Specification). It is understood that More will be engaging OY as its major subcontractor for this project, though More will be the prime contractor and integrator for this project, with overall responsibility to IAI for this project. This agreement has two phases:

(1)  Phase 1 will be the design and build by More of a breadboard level demonstration fuel cell unit to demonstrate the functionality of the system in power (Watts) operating for a minimum time (  *   ) together with an analysis of the feasibility and process for achieving the specified weight for the qualified system. At the end of Phase 1 the parties will determine the level of success and make a decision whether to enter into Phase 2 (with modifications as agreed) or to conclude the agreement at Phase 1. Phase 1 is to be completed within a 6 month period. If Phase 2 is to be carried out, the parties will mutually agree on a detailed Phase 2 document including an SOW, schedule, test program, price and payment terms.

(2)  Phase 2 would be a full scale development and qualification of the system. The projected Phase 2 schedule would run for approximately 18 months and, depending on the results of Phase 1, have a ROM budget cost of US$ 1.5 million.

(3)  More will use commercially reasonable efforts to implement the attached Phase 1 SOW and to do so substantially in accordance with the schedule forming part of such SOW. IAI will carry out its activities under the SOW in a timely manner so as to facilitate More’s activity.

* Subject to a request for confidential treatment; Separately filed with the Commission.

(4)  More will carry out internal studies to improve the system specific gravimetric and volumetric energy density of its unique ALKALINE with liquid electrolyte fuel cell technology as a later generation solution for the power source and will provide IAI with the results of that analysis from time to time.

2.	PAYMENTS

(A)  As its contribution to the More development effort, IAI will pay to More an aggregate amount of US$ 400,000 in accordance with the following schedule:

(1)     *   % (i.e., US$    *   ) as a down payment upon signature of this agreement;

(2)  An additional US$    *      *    days after the Effective Date of this agreement;

(3)  An additional US$    *      *   days after the Effective Date of this agreement;

(4)  An additional US$    *      *   days after the Effective Date of this agreement;

(5)  The balance of the unpaid aggregate amount at the earlier of completion of the final milestone (i.e.,    *   ) or    180    after the Effective Date of this agreement.

(B)  All amounts stated herein are set forth net of any withholding taxes, customs, VAT or any other tax or fee, which may be imposed or payable to any government body. Any such taxes, customs or fees shall be for the account of IAI.

(C)  All payments hereunder will be made against invoices submitted by More to IAI at least 30 days prior to the payment date. Payments shall be made in freely transferable United States Dollars.

3.	INTELLECTUAL PROPERTY RIGHTS

(A)  All rights and interest in the fuel cell technology, including any derivative or improvement thereto, shall at all times belong exclusively to More, whether developed separately or in connection with this agreement. All rights and interest in the UAV technology, including any derivative or improvement thereto, shall at all times belong exclusively to IAI, whether developed separately or in connection with this agreement.

(B)  Each Party further agrees to assist the other Party in every proper way to obtain from time-to-time and to enforce United States and foreign patents, copyrights, and other rights and protections relating to the jointly owned products/technologies in any and all countries. To that end, each Party will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the other party may reasonably request for use in applying for, obtaining, sustaining and enforcing such patents, copyrights and other rights and protections.

* Subject to a request for confidential treatment; Separately filed with the Commission.

4.	CONFIDENTIALITY

(A)  It is recognized that technical information may be disclosed by one party to the other in the course of the activities contemplated by this Agreement and that the disclosing party may desire to protect such information against unrestricted use or disclosure to others. To provide protection for such information, each party agrees to respect such proprietary information in accordance with the provisions of this Article 4.

(B)  For the purpose of this Agreement the term “Proprietary Information” shall mean all information learned during the course of this Agreement that is disclosed by either party, including but not limited to, any business plans and proposals, regulatory applications, financial information, methods of operations, trade secrets, technical specifications, system designs, data, or material that contains proprietary information.

(C)  All Proprietary Information shall be held in confidence by the recipient for a period of ten (10) years from the date of disclosure for each item of Proprietary Information, notwithstanding the earlier termination or expiration of this Agreement. Proprietary Information shall not be disclosed to any person except the recipient’s employees who have a need to know in the performance of their obligations under this Agreement. Neither party nor its respective employees shall disclose or use such Proprietary Information for uses other than those specifically allowed hereunder without first obtaining the other party’s written consent with respect thereto.

(D)  Notwithstanding the above, neither party shall be liable for disclosure of any such Proprietary Information if the same:

(1)  Is now or hereafter becomes available to the public other than by way of disclosure by the recipient party; or

(2)  Can be demonstrated by recorded data in its own files to be actually know by the recipient party prior to being obtained from the disclosing party; or

(3)  Becomes available from other sources through no fault of the recipient party; or

(4)  Was disclosed with and in accordance with the terms of prior written approval of the party claiming proprietary rights; or

(5)  Is required by law, or to enforce the terms of this Agreement

(E)  In is expressly understood by the parties hereto that, except for the right to use Proprietary Information for the purpose contemplated herein, neither party has granted to the other any other rights whatsoever in such information. In no case shall either party acquire any ownership rights and/or proprietary interest in the other party’s information.

(F)  Upon the written request of the disclosing party at any time and upon the termination of this agreement, the recipient party shall return all copies of the Proprietary Information received hereunder to the disclosing party.

5.	FUTURE BUSINESS COOPERATION AND RECOUPMENT

(A)  More shall not, during the term of this Agreement set forth in Section 8 below, design, develop or produce a fuel cell system for use as an electrical power supply generating between 500 watts and 2,500 watts for any unmanned ground or air vehicle system of any company other than IAI. For clarity sake, this undertaking applies to More and its parent and affiliated companies but this undertaking does not apply to More’s subcontractors, including Oy Hydrocell of Finland.

(B)  In the event the parties proceed to Phase 2 of this agreement, the exclusivity provisions of Section 7(A) above will continue, subject to expiration if IAI has not purchased from More minimum quantities to be mutually agreed prior to launch of Phase 2. This Section 7(B) shall survive expiration or termination of this Agreement if the parties proceed to Phase 2.

(C)  Both parties are agreeing to the foregoing exclusivity provisions predicated on the advice of counsel that no approvals are required under the Restraint of Trade Law (5748-1988) based, among other things, on a block exemption in accordance with Section 15A of such law.

6.	TERM AND TERMINATION

(A)  Unless previously terminated as set forth below, this Agreement shall have a two year term. This agreement will automatically terminate if Phase 2 is not commenced within 120 days of the end of Phase 1 hereunder.

(B)  This Agreement may be terminated:

(1)  By either Party, upon a material breach of any of the covenants contained herein by the other party if such breach continues uncured for a period of ten (10) days after written notice of such breach; or

(2)  By mutual agreement.

Termination of this Agreement, for whatever reason, shall not prejudice or affect the accrued rights or claims and liabilities of either party to this Agreement, including any accrued and outstanding payments hereunder and rights in any products/technologies hereunder. Notwithstanding termination of this agreement, the provisions of paragraphs 3 and 4 will continue to bind the parties.

7.	ASSIGNMENT

The rights and liabilities of the parties hereto may not be assigned to any third party without the prior written consent of the other party, provided that either party may assign this agreement to a parent company at any tier by written notice to the other party hereto if such parent company assumes in writing all obligations of its subsidiary hereunder.

8.	GOVERNING LAW; SEVERABILITY

This Agreement shall be governed by and construed according to the laws of the State of Israel. If any provision of this Agreement is found by an arbitrator or court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

9.	COMPLETE UNDERSTANDING; MODIFICATION

This Agreement, and all other documents mentioned herein, constitute the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements between More and IAI with respect to the subject matter herein. Any waiver, modification or amendment of any provision of this Agreement, including any additions, modifications or other changes to the SOW shall be effective only if in writing and signed by the parties hereto.

10.	NOTICES

Any notices required or permitted hereunder shall be given to the appropriate party at the address or facsimile number specified below or at such other address or facsimile number as the party shall specify in writing. Such notice shall be deemed given when first received by any of the following methods (a) upon personal delivery, (b) overnight delivery service, (c) by deposit in the mail, certified and return receipt requested, postage prepaid or (d) by confirmed facsimile transmission with a copy also sent by overnight delivery or by mail as provided above.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

MORE ENERGY LTD.

By:      /s/ Gennady Finkelstain
Name: Gennady Finkelstain
Title: General Manager

By:       /s/ Jacob Weiss
Name: Jacob Weiss
Title: Director and President of Medis  Technologies Ltd. (parent company)

Address:

2 Yodfat Street
Global Park, Lod Israel
Telephone: 972-8-9188650
Facsimile: 972-8-9200024
ISRAEL AIRCRAFT INDUSTRIES LTD. By: /s/ Name: Title By: /s/ Name: Title Address: Ben Gurion International Airport Telephone: 972-3-935 3170 Facsimile: Email: Email: More@medisel.co.il

Specification
Fuel Cell based Energy Pack
Specification

1.	Introduction

This document describes a specification for a fuel cell based energy pack. The energy pack will be used on a novel electrically driven mini UAV.

2.	Specification

2.1  Characteristics:

•	Power: 800 W

•	Endurance: *

•	Voltage: *

•	Operating Temperature: *

•	Operation Altitude: *

•	*

•	Weight target: 6 Kg

•	Volume target: *

* Subject to a request for confidential treatment; Separately filed with the Commission.

STATEMENT OF WORK (SOW)

1.	SELLER’S BASIC RESPONSIBILITIES

1.1  Seller shall use commercially reasonable efforts to design, develop and test a fuel cell power product defined in the Specification (hereinafter the “Product).

2.	PROGRAM MANAGER’S

Each Party shall designate a program manager who will be the principal point of contact between the Parties in the performance of this Agreement.

3.	DELIVERABLE DOCUMENTATION

Seller shall deliver to Buyer a set (reproducible) documentation (herein referred to as “Documentation”):

(i)	layout drawings of the Product breadboard Product-related drawings; and

(ii)	a report analyzing the process, including risks, of repackaging the breadboard into a qualifiable product at the weight set by agreement of the parties (based upon final performance specifications) .

The Documentation shall be in the English language and shall utilize the metric system as the standard unit of measurement.

4.	TESTING

Seller shall, in accordance with the Program Schedule, submit to Buyer, for Buyer’s approval, tests procedures at least 30 days prior to the test. The test will be designed to demonstrate the functional performance of the Product breadboard (i.e., power output over time).

5.	FACTORY REPRESENTATIVE

Buyer shall be entitled to have a representative observe the activity under this SOW at Seller’s facility and at Seller’s principal subcontractor’s facility. Such observation shall be done after reasonable prior notice and any expenses of such representative shall be Buyer’s responsibility.

6.	REPORTS AND LIAISON

6.1  Seller undertakes to send to Buyer, on a bi-monthly basis throughout the Program, progress reports on the carrying out of Seller’s obligations hereunder, including all problems and difficulties encountered (if any) and solutions proposed.

6.2  The Parties shall meet, at such times as they shall deem necessary, during the performance of this SOW for the purpose of reviewing the progress of the efforts hereunder. The said meetings shall be held alternately at Seller’s and at Buyer’s premises (or as otherwise mutually agreed upon). Each Party shall bear the travel costs, salaries, and all other subsistence expenses of its own representatives attending such meetings.

7.	Schedule:

A.	Beginning of program (ARO)

   *

B.	Design Review ( * )

   *

C.	Detailed report regarding progress for prototype building was made

   *

D.	System build and ready for tests on Seller facilities. Beginning of validation process. Detailed analysis report for further weight/size reduction.

   *

E.	System delivered and commencement of evaluation test

 ARO + 180 days

* Subject to a request for confidential treatment; Separately filed with the Commission.